Exhibit 99.2

CONSENT OF HOILIHAN CAPITAL, LLC

National Holdings Corporation
120 Broadway, 27th Floor

New York, New York 10271

RE:

Proxy Statement/Prospectus of National Holdings Corporation (“National”) and Gilman Ciocia, Inc. (“Gilman”) which forms part of the Registration Statement on Form S-4 of National (the “Registration Statement”).

We hereby consent to the inclusion of our opinion letter, dated June 20, 2013, to the Board of Directors of National as Annex D to the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission today and the references to our firm and our opinion in such Registration Statement under the headings “SUMMARY—Opinion of National's Financial Advisor,” “THE MERGER—Background of the Merger,” “THE MERGER—National's Reasons for the Merger” and “THE MERGER—Opinion of National's Financial Advisor.” The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission today and not to any other amendments or supplements to the Registration Statement, and our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

July 12, 2013

/s/ HOILIHAN CAPITAL, LLC

HOILIHAN CAPITAL, LLC